Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110798) of JLG Industries, Inc. of our report dated June 14, 2004, relating to the financial statements of Premco Products, Inc. Employees’ Savings and Investment Plan, which appears in the Form 11-K for the period September 1, 2003 to December 31, 2003.

/s/ Grant Thornton LLP

Baltimore, Maryland
June 14, 2004